PRESS RELEASE                               ALFACELL CORPORATION (NASDAQ - ACEL)

FURTHER ANALYSIS OF PHASE III DATA USING CALGB AND EORTC PARADIGMS REINFORCES SURVIVAL BENEFITS OF ONCONASE(R) FOR THE TREATMENT OF PATIENTS WITH MESOTHELIOMA

-- FINDINGS PRESENTED AT 8TH INTERNATIONAL CONFERENCE OF THE INTERNATIONAL MESOTHELIOMA INTEREST GROUP --

Company Release - 10/24/2006 08:30

BLOOMFIELD, N.J.--(BUSINESS WIRE)-- Alfacell Corporation (NASDAQ: ACEL) today announced results from further detailed analysis of the company's previously reported Phase IIIa clinical trial of ONCONASE(R) (ranpirnase) versus doxorubicin for the treatment of unresectable malignant mesothelioma (UMM). The post-hoc analysis found that patients treated with ONCONASE had greater median survival times than patients treated with doxorubicin alone using the validated prognostic scoring systems of both the Cancer and Leukemia Group B (CALGB) and European Organization for Research and Treatment of Cancer (EORTC). These scoring systems were not the original endpoints of the Phase IIIa trial. The new findings were presented on Sunday, October 22 at the 8th International Conference of the International Mesothelioma Interest Group (IMIG), held in Chicago, IL at the Sheraton Chicago Hotel and Towers, by Joachim von Pawel, M.D, Chief of Oncology, Askleplos Specialized Clinic, Center for Pneumology and Thoracic Surgery, Gauting, Germany. Dr. von Pawel's presentation was entitled, "A Comparison of CALGB and EORTC Paradigms in the Assessment of ONCONASE(R) for the Treatment of Unresectable Malignant Mesothelioma (UMM)."

For malignant mesothelioma, the prognostic scoring systems developed by CALGB and EORTC are the most widely accepted of those currently available for this malignancy. These systems use performance status, age, histological subtype, weight loss, and hematological parameters to stratify patients into prognostic groups. Each is useful for interpreting the benefit of chemotherapy in clinical trials.

The first objective of this new analysis was to determine whether the application of the CALGB and EORTC prognostic models to the combined treatment groups would separate the patients into prognostic subgroups which correlated with survival outcome. When all patients were categorized by these two prognostic models, the survival results were consistent with the published data for these models.

The second objective was to evaluate survival outcomes for patients treated with ONCONASE versus doxorubicin. When the data were analyzed using each paradigm, the treatment differences favored ONCONASE. The EORTC survival analysis showed a six-month difference between "high" and "low" risk groups for patients treated with ONCONASE (15 months compared to 9 months (p = 0.0063)). A two-month difference was seen among patients treated with doxorubicin (10 months for "high" risk patients compared to 8 months for "low" risk patients (p = 0.375).

In assessing CALGB group variables, patients who were of epithelial histology had markedly greater median survival times when treated with ONCONASE (16.5 months compared to 13.6 months, doxorubicin). The same was true among patients considered to have suboptimal prognoses under either paradigm, such as Performance Status 1 patients (11.5 months compared to 9 months).

"The EORTC system is robust for the stratification of small trials, while the CALGB prognostic scoring system, with six strata for risk, demands a large sample size to ensure statistically significant subgroup separation," said Dr. von Pawel. "These findings add to our growing body of knowledge about the potential utility and promise of ONCONASE in the treatment of UMM, and will be valuable in its ongoing development."

Within the last decade, malignant mesothelioma has received increased international attention by distinguished medical and radiation oncologists, surgeons, pulmonologists, epidemiologists and basic scientists who research this disease or treat patients due to the increasing incidence worldwide. In 2005, the first major federal PO1 grant for this disease was awarded to Michele Carbone, M.D., Ph.D., Chairman of Alfacell'sThoracic Cancer Advisory Board
(TCAB).

In addition and among the several awards presented at the 8th International Conference of the International Mesothelioma Interest Group (IMIG), Harvey Pass, M.D., Professor and Chief of the Division of Thoracic Surgery and Thoracic Oncology at the New York University School of Medicine and Comprehensive Cancer Center, and a member of Alfacell's distinguished TCAB was the recipient of the prestigious Wagner Medal for his lifetime achievement in mesothelioma research. The award is made to an individual at each IMIG conference who, in the opinion of the IMIG Committee, has made a major contribution to mesothelioma research, either clinical or laboratory, over a number of years.

About ONCONASE(R)

ONCONASE is a first-in-class therapeutic from Alfacell's proprietary ribonuclease (RNase) technology platform. ONCONASE has been shown in vitro and in vivo to target tumor cells while sparing normal cells. ONCONASE is internalized by endocytosis and released into the cytosol of the cancerous cell, where it selectively degrades tRNA beyond repair. In doing so, ONCONASE inhibits protein synthesis, stops cell cycle proliferation, and induces apoptosis (programmed cell death).

ONCONASE has previously been granted Orphan Drug designation from EMEA and TGA (Australia), as well as Fast Track status by the FDA. The Company is also conducting an ONCONASE Phase I / II trial in Non-Small Cell Lung Cancer (NSCLC).

About Alfacell Corporation

Alfacell Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other life-threatening diseases, using its proprietary ribonuclease (RNase) technology platform. For more information, please visit http://www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Source: Alfacell Corporation

Contact: Media Contact: Feinstein Kean Healthcare Courtney Harris, 617-577-8110 courtney.harris@fkhealth.com or Investor Contact: TS Communications Group Tara Spiess or Andrea Romstad, 914-921-5958 alfacell@biotechirpr.com